ARTICLES OF AMENDMENT

                                       OF

                             FAC REALTY TRUST, INC.


                                        I

     The purpose of these Articles of Amendment is to amend and restate in its entirety Article I and the first sentence of Article IV of the Amended and Restated Articles of Incorporation of FAC Realty Trust, Inc. (the "Corporation").

                                       II

     This amendment was advised by the board of directors and approved by the stockholders.


                                       III

     Article I is hereby amended and restated in its entirety as follows:

                                      Name

     The name of the Corporation is Konover Property Trust, Inc.

                                       IV

     The first sentence of Article IV is hereby amended and restated in its entirety as follows:

          The total number of shares of all classes of capital stock that the Corporation shall have authority to issue is One Hundred and Thirty Million (130,000,000) shares. One Hundred Million (100,000,000) of such shares are initially classified as common stock, $0.01 par value per share (the "Common Stock"), Five Million (5,000,000) of such shares are initially classified as preferred stock, $25.00 par value per share (the "Preferred Stock") and Twenty-Five Million (25,000,000) of such shares are initially classified as excess stock, $0.01 par value per share (the "Excess Stock").

                                        V

     Immediately prior to the amendment, the Corporation had authority to issue 75,000,000 shares of capital stock, consisting of 45,000,000 shares of Common Stock, $0.01 par value per share, 5,000,000 shares of Preferred Stock, par value $25.00 per share, and 25,000,000 shares of Excess

Stock, par value $.01 per share, with an aggregate par value of $125,700,000. As the Amended and Restated Articles of Incorporation are amended hereby, the Corporation has authority to issue 130,000,000 shares of capital stock, consisting of 100,000,000 shares of Common Stock, $0.01 par value per share, 5,000,000 shares of Preferred Stock, par value $25.00 per share, and 25,000,000 shares of Excess Stock, par value $.01 per share, with an aggregate par value of $126,250,000.

                                       VI

     The preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption of each class of the Corporation's capital stock were not changed by this amendment.

                                       VII

     These Articles of Amendment shall be effective at 12:01 a.m. on the 10th day of August, 1998.

     IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its President and attested to by its Executive Vice President on this______ day of August, 1998.


                                   FAC REALTY TRUST, INC.


                                   By:  /s/ C. Cammack Morton
                                        ---------------------
                                        C. Cammack Morton
                                        President and Chief Executive Officer


ATTEST:
/s/ Patrick M. Miniutti
----------------------------------
Patrick M. Miniutti
Executive Vice President and Chief Financial Officer


     THE UNDERSIGNED, President and Chief Executive Officer of FAC REALTY TRUST, INC., who executed on behalf of the Corporation the foregoing Articles of Amendment of which this certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing Articles of Amendment to be the corporate act of said Corporation and hereby certifies that to the best of his knowledge, information and belief the matters and facts set forth therein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.



                                   /s/ C. Cammack Morton
                                   ---------------------
                                   C. Cammack Morton
                                   President and Chief Executive Officer